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                                                                    EXHIBIT 11.1



                             CARDIAC SCIENCE, INC.
                      COMPUTATION OF PER SHARE INFORMATION


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


                                        THREE MONTHS ENDED               SIX MONTHS ENDED
                                              JUNE 30,                       JUNE 30,
                                    --------------------------      --------------------------
                                        1996          1995              1996          1995
                                    ------------  ------------      ------------  ------------
Earnings:
 Net income (loss)................  $  (200,129)  $  (219,812)     $  (418,066)  $  (426,130)
                                    ===========   ===========      ===========   ===========

Computation of primary per share
 information:
 Shares:
  Weighted average number
    of shares outstanding.........   38,987,844    37,969,677       38,597,844    37,967,011
                                    ===========   ===========      ===========   ===========

 Primary earnings per share:
  Net income (loss)...............  $      (.01)  $      (.01)     $      (.01)  $      (.01)
                                    ===========   ===========      ===========   ===========
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